EXHIBIT 99.1

SMTP Appoints Veteran Executive as New VP of Marketing

Further expanding management team and positioning the company for growth

BOSTON, September 24, 2013 (GLOBE NEWSWIRE) -- SMTP, Inc. (OTCQB: SMTP), a global provider of email delivery services, appoints Yvonne Gaudette as Vice President of Marketing of the Company, effective September 30, 2013.

“Yvonne is a seasoned and versatile marketing executive with more than 15 years of disciplined experience in customer acquisition,” stated Jonathan Strimling, CEO of SMTP. “She has honed her skills across consumer, SMB, mid-market, and enterprise technology environments spanning VC-backed start-ups to Fortune 500 companies.”

Most recently, Ms. Gaudette served as interim vice president of marketing for Spartan Race, Inc., the world’s leading obstacle-racing brand. In that role, she was responsible for setting the strategic marketing direction to double the company’s event registrations for 30+ global events in 2013.

Previously, Ms. Gaudette held senior marketing roles with several VC-backed start-ups providing marketing leadership for SaaS-based companies and businesses in web and mobile technology.  She’s led highly successful product launches for business partners in the gaming and consumer space (T-Mobile, Sony); and established strategic alliances with global resellers that drove product expansion into new markets.

Ms. Gaudette received a bachelor’s degree in marketing and business administration from Franklin Pierce College.

About SMTP, Inc.

SMTP Inc. is a leading player in the rapidly expanding market for email delivery services. The company leverages a decade of experience in providing cloud-based email marketing solutions, which target the customer pain point of ensuring inbox delivery.

SMTP, Inc. is a dividend paying, publicly-traded company headquartered in Las Vegas, Nevada, and can be found on the web at http://www.smtp.com. The company's brand, global operations and cost-effective management have enabled it to demonstrate profitable growth while maintaining a steady stream of dividends.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continues," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, and various other factors beyond the Company's control.

Investor Relations Contact:
Alena Chuprakova

SMTP, Inc.

877-705-9362

alena@smtp.com

Paul Kuntz

RedChip Companies, Inc.

Tel: +1-800-733-2447, ext. 105

info@redchip.com

http://www.redchip.com

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Source: SMTP, Inc.